Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the use in this Registration Statement on Form S-1 of our reports dated June 12, 2007 and February 21, 2008 with respect to financial statements of EnerJex Resources, Inc. for the years ended March 31, 2007 and March 31, 2006 and the nine month period ended December 31, 2007, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in each of the Registration Statement and the Prospectus to which the Registration Statement relates.
/s/ Weaver & Martin LLC

Weaver & Martin LLC
Kansas City, Missouri
May 23, 2008